VERA BRADLEY PROVIDES ADDITIONAL BUSINESS UPDATES RELATED TO COVID-19

FORT WAYNE, Ind., April 3, 2020 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced additional business updates related to COVID-19.
Rob Wallstrom, Chief Executive Officer of Vera Bradley, noted, “The COVID-19 pandemic has affected nearly every person, family, and company in this country and around the world, and our Vera Bradley family is no exception. As the situation continues to evolve, we are evaluating plans and reacting as quickly and thoughtfully as possible. We have tried hard to minimize the pandemic’s impact on our Associates, shareholders, and other stakeholders.”
“Since March 19, when we closed our Vera Bradley Full Line and Factory Stores to the public, we have provided ongoing pay and benefits to all store Associates affected by the temporary closures,” Wallstrom stated. “Even though we continue to operate verabradley.com, the store closures and overall lower demand necessitates that a smaller workforce support the business during the crisis. Consequently, we have made the painful decision to continue to furlough (place on unpaid leave) the majority of our store Associates and to furlough certain home office Associates effective April 5 until it is considered safe and advisable to reopen our stores. Additionally, a number of our distribution center Associates were furloughed last week. Our furloughed Associates remain valued members of our Vera Bradley family, and we look forward to calling them back to work as soon as possible.” These furloughed Associates will continue to receive enrolled benefits, at no cost to the Associate, for a period of up to 12 weeks from their original furlough date.
With the crisis continuing, Vera Bradley is taking several additional unprecedented steps to protect its financial position, maximize liquidity, and to position the Company for a strong “reopening” once the pandemic subsides. Those actions include:

•	Temporarily reducing base compensation for remaining corporate Associates and store management, with reductions on a graduated scale ranging from 15% to 30%, and 75% for the Chief Executive Officer.

•	Temporarily suspending cash compensation to the board of directors.

•	Temporarily eliminating the Company 401(k) and charitable donation matches.

•	Tightly managing inventory levels through the cancellation of orders, delay of receipts, or seeking price concessions where possible.

•	Actively working with landlords on addressing rent abatement and payment terms as well as delaying or cancelling certain planned new store openings.

•	Reducing non-payroll operating expenses, including but not limited to, marketing and travel.

•	Extending vendor payment terms.
The Company previously announced it had suspended its share buyback program and that it had drawn $60 million on its bank line of credit to increase its cash position and provide additional flexibility.
Wallstrom added, “The COVID-19 pandemic is forcing us, along with most other retailers and other industries, to make decisions that are extremely difficult, but critical, for our Company and for the long-term benefit of our Associates, customers, and other stakeholders. We are hopeful that the vast majority of our stores will be reopened within the next several weeks and that our sales revenue will begin to rebound to pre-crisis levels, thereby allowing us to remove these temporary actions.”
“I am appreciative of each of our Associates for their dedication, understanding, and support as we manage through this very challenging and ever-changing crisis,” Wallstrom concluded. “The near term will be painful, but I remain hopeful and optimistic for the future of our Company.”

About Vera Bradley
Vera Bradley is a leading designer of women’s handbags, luggage and travel items, fashion and home accessories, and unique gifts.  Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s innovative designs, iconic patterns, and brilliant colors continue to inspire and connect women unlike any other brand in the global marketplace. Vera Bradley offers a multi-channel sales model as well as a focus on service and a high level of customer engagement.  The Company’s commitment to bringing more beauty into women’s lives includes its dedication to breast cancer research through the Vera Bradley Foundation for Breast Cancer.
In July 2019, Vera Bradley acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Pura Vida, based in La Jolla, California, is a rapidly growing, digitally native, and highly engaging lifestyle brand that deeply resonates with its loyal consumer following. The Pura Vida brand has a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.
The Company has three reportable segments in which it sells its products: Vera Bradley Direct (“VB Direct”), Vera Bradley Indirect (“VB Indirect”), and Pura Vida. The VB Direct business consists of sales of Vera Bradley products through Vera Bradley full-line and factory outlet stores in the United States, verabradley.com, the Vera Bradley online outlet site, and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 2,200 specialty retail locations, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand. The Pura Vida segment consists of sales of Pura Vida products through the Pura Vida websites, www.puravidabracelets.com and www.puravidabracelets.eu, and through the distribution of its products to wholesale retailers.
Vera Bradley Safe Harbor Statement
Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement Vision 20/20; possible inability to successfully implement our long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our single distribution facility; or business disruption caused by COVID-19. Risks, uncertainties, and assumptions also include the possibility that Pura Vida acquisition benefits may not materialize as expected; that Pura Vida’s business may not perform as expected; and that the Company is unable to successfully implement integration strategies related to the acquisition. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended February 1, 2020. We undertake no obligation to publicly update or revise any forward-looking statement.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
mediacontact@verabradley.com
877-708-VERA (8372)